Exhibit 10.7

CONSULTING SERVICES AGREEMENT

This Consulting Agreement (the "Agreement') is made and entered into this April 22, 2010 by and between Ten Associates, LLC., (the "Consultant"), whose principal place of business is 16810 E. Avenue of the Fountains, Suite 112, Fountain Hills, AZ 85268 and Diamond Technologies, Inc. (The "Client"), whose principal place of business is at Barton Street East, Unit 5 ON L8E 2J8

WHEREAS

1.
The Consultant is willing and capable of providing on a “best efforts” basis various consulting and financial public relations services for and on behalf of the Client in connection with the Client's interactions with market makers, shareholders and members of the public investment community.  Additionally, the Consultant agrees to disseminate press releases at the direction of the Client, as well as increase general investor awareness of the company's activities on various financial websites and/or printed ads.

2.	The Client desires to retain the Consultant as an independent Consultant and the Consultant desires to be retained in that capacity upon the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the mutual promises and agreements hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged. the parties hereto agree as follows:

1.
Consulting Services. The Client hereby retains the Consultant as an independent Consultant to the Client to disseminate information on Diamond Technologies. Inc. ("Company"), The Consultant hereby accepts and agrees to such retention. The Consultant shall render to the Client such services of an advisory or consultative nature in order to inform the brokerage community, the Client's shareholders and the general public concerning financial public relations and promotional matters relating to the Company and Its business. 'The Consultant shall on behalf of the Client contact firms for the express purpose of them becoming “Market Makers” for the Company.  It is the intention of the parties that the Consultant will gather all publicly available information relating to the Company and confers with officers and directors of the Client in an effort to consolidate the information obtained into summary form for dissemination to interested parties. It is intended that the Consultant will then distribute such Information concerning the Company to registered representatives of broker-dealers and other person(s) who the Consultant determines, in its reasonable discretion after consultation with Client, are capable of effectively disseminating such Information to the general public. The Consultant will not provide any investment advice or recommendations regarding the Company to anyone; rather, the Consultant will focus on contacting persons, generally via telephonic communications and person-to-person meetings, In order to familiarize them with information concerning the Company, which the Consultant has collected and is otherwise available to the general public. Additionally. the Consultant agrees to disseminate press releases at the direction of the Client, as well as increase general investor awareness of the company's activities on various financial websites. Also, the Consultant intends to act in the capacity of placement agent and introduce the Client to sources of investment capital on a "best efforts" basis.

2.
Time, Place and Manner of Performance. The Consultant shall be available for advice and counsel to the officers and directors of the Client at such reasonable and convenient times and places as may be mutually agreed upon. Except as aforesaid, the time, place and manner of performance of the services hereunder, including the amount of time to be allocated by the Consultant to any specific service, shall be determined in the sole discretion of the Consultant,

3.	Term of Agreement. The term of this Agreement shall be one year, commencing on April 15, 2010 and terminating April 15, 2011.

4.	Compensation. In consideration of the services to be provided for the Client by the Consultant the Client hereby agrees to compensate the Consultant as follows:

a. Upon execution of the Agreement, the Client agrees to wire transfer to the Consultant $10,000 cash for 1st month, $15,000 for the 2nd & 3rd month and $20,000 thereafter to

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the account below:

TEN Associates, LLC.
     Chase Bank
      ABA: 122100024
     Acct: 730690500

5.	Termination. Not withstanding any provision contained in this agreement on the contrary, this Agreement may be terminated by either party for just cause upon thirty (30) days' prior written notice

6.
Work Product. It is agreed that, prior to public distribution, all information and materials produced for the Client shall be the property of the Consultant, free and clear of all claims thereto by the Client, and the Client shall retain no claim of authorship therein.

7.
Disclosure of Information. The Consultant recognizes and acknowledges that It has and will have access to certain confidential information of the Client and its affiliates that are valuable, special end unique assets and property of the Client and such affiliates. The Consultant will not, during or after the term of this Agreement, disclose, without the prior written consent or authorization of the Client any of such information to any person, except to authorize representatives of the Consultant or its affiliates for any reason or purpose whatsoever. In this regard the Client agrees that such authorization or consent to disclosure may be conditioned upon the disclosure being made pursuant to a secrecy agreement, protective order, provision of statute, rule, regulation or procedure under which the confidentiality of the information is maintained in the hands of the person to whom the information is to be disclosed or in compliance with the terms of a judicial order or administrative process.

8.
Nature of Relationship. It is understood and acknowledged by the parties that the Consultant is being retained by the Client in an independent capacity and that in this connection, the Consultant hereby agrees, except as provided in paragraph 4, herein above or unless the Client shell have otherwise consented in writing, not to enter into any agreement or incur any obligation on behalf of the Client.

9.
Conflict of Interest. The Consultant shall be free to perform services for other persons. The Consultant will notify the Client of its performance of consulting services for any other person, which could conflict with Its obligations under this Agreement. Upon receiving such notice, the Client may terminate this Agreement or consent to the Consultant's outside consulting activities; failure to terminate this Agreement shall constitute the Clients ongoing consent to the Consultants outside consulting activities.

10.
Indemnification for Securities Law Violations. The Client agrees to indemnify and hold harmless the Consultant and each officer, director and controlling person of the Consultant against any losses, claims, damages, liabilities and/or expenses (including any legal or other expenses reasonably incurred in investigating or defending any action or claim in respect thereof) to which the Consultant or such officer, director or controlling person may become subject under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, because of actions of the Client or its agent(s).

11.
Notices. Any notices required or permitted to be given under this Agreement shall be sufficient if in writing and delivered or sent by registered or certified mail to the principal office of each party.

12.	Waiver of Breach. Any waiver by the Consultant of a breach of any provision of this Agreement by the Client shall not operate or be construed as a waiver of any subsequent breach by the Client.

13.	Assignment. This Agreement and the rights and obligations of the parties hereunder shall inure to the benefit of and shall be binding upon their successors and assigns.

14.
Jurisdiction and Venue. It is the intention of the parties hereto that this Agreement and the performance hereunder and all suits and special proceedings hereunder be construed in accordance with and under and pursuant to the laws of the State of Arizona. Therefore, each of the parties hereto hereby consents to the jurisdiction and venue of the courts of the State of Arizona.

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15.
Entire Agreement.  This Agreement constitutes and embodies the entire understanding and agreement of the parties in regards to consulting services and supersedes and replaces all prior understandings, agreements and negotiations between the parties.

16.
Waiver and Modification. Any waiver, alteration or modification of any of the provisions of this Agreement shelf be valid only if made in writing and signed by the parties hereto. Each party hereto, from time to time, may waive any of Its rights hereunder without affecting a waiver with respect to any subsequent occurrences or transactions hereof.

17.
Invalid Provisions. In the event that any provision of this Agreement is found to be invalid or otherwise unenforceable under any applicable law, such invalidity or unenforceability shall not be construed as rendering any other provisions contained herein invalid or unenforceable, and all such other provisions shall be given full force and affect to the same extent as though the invalid or unenforceable provision were not contained herein

18.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but both of which taken together shall constitute but one and the same document.

IN WITTNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the day and year first above written.

TEN Associates, LLC.	Diamond Technologies Inc.

THOMAS NELSON	VINCE LEITAO
By: Thomas Nelson	By: Vince Leitao

Title: Managing Director	Title: President
Date: 4/22/2010	Date: April/22/2010

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